The tax components of capital shown in the following table represent distribution requirements the Fund must satisfy under the income tax regulations, losses the Fund may be able to offset against income and gains realized in future years and unrealized appreciation or depreciation of securities and other investments for federal income tax purposes.

                                 Net Unrealized
                                       Depreciation Based on
                                       Cost of Securities and
    Undistributed     Undistributed        Accumulated                   Other Investments
   Net Investment       Long-Term              Loss                                for Federal Income
                         Income                           Gain          Carryforward1,2,3,4                                        Tax Purposes
------------------------------------------------------------------------------------------------------------------------------------------
      $416,413                          $—                        $2,669,911                                                    $3,895,520
1. As ofMarch 31, 2011, the Fund had $2,232,229 of net capital loss carryforwards available to offset future realized capital gains, if any, and thereby reduce future taxable gain distributions.As ofMarch 31, 2011, details of the capital loss carryforwards were as follows:

             Expiring
        ------------------------
            2016                 $ 91,561
             2017                                                                         190,675
                                                     2018                                                                      1,937,724
                                                     2019                                                                           12,269
                                               ------------------------------------------------------------------------------------------------
                                                Total                                                                      $2,232,229
2. As ofMarch 31, 2011, the Fund had $437,682 of post-October losses available to offset future realized capital gains, if any. Such losses, if unutilized,will expire in 2020.
3.During the fiscal year endedMarch 31, 2011, the Fund did not utilize any capital loss carryforward.
4.During the fiscal year endedMarch 31, 2010, the Fund did not utilize any capital loss carryforward.